Exhibit 99.1

Hengshui Jingzhen Environmental Company Limited

FINANCIAL STATEMENTS

i

PART I

FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS.

HENGSHUI JINGZHEN ENVIRONMENTAL TECHNOLOGY COMPANY LIMITED

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	DECEMBER 31,	SEPTEMBER 30,
	2020	2020
ASSETS
Current assets:
Cash and cash equivalents	$4,333,946	$3,539,966
Notes receivable	664,528	185,486
Accounts receivable, net	5,019,058	5,739,488
Prepaid VAT	439,393	515,594
Advances to supplier	189,653	126,293
Amounts due from related parties	1,201,402	1,738,452
Other receivable and current assets	136,003	99,880
Total current assets	11,983,983	11,945,159

Property, plant, and equipment, net	11,078,316	10,700,471
Intangible assets, net	4,034,680	3,890,160
Deferred tax assets	232,474	220,299
TOTAL ASSETS	$27,329,453	$26,756,089

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,848,818	$2,460,851
Deferred revenue	3,533,141	4,066,748
Tax payable	234,557	241,484
Dividends payable	-	1,908,929
Other payable and current liabilities	393,399	176,378
Total current liabilities	7,009,915	8,854,390

Shareholders’ equity:
Paid in capital	13,497,240	13,497,240
Retained earnings	6,301,917	4,687,754
Accumulated other comprehensive income (loss)	520,381	(283,295)
Total shareholders’ equity attributable to the Company	20,319,538	17,901,699
Noncontrolling interests	-	-
Total shareholders' equity	20,319,538	17,901,699
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$27,329,453	$26,756,089

The accompanying Notes are an integral part of the Financial Statements.

HENGSHUI JINGZHEN ENVIRONMENTAL TECHNOLOGY COMPANY LIMITED

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(UNAUDITED)

	THREE MONTHS ENDED
	DECEMBER 31,
	2020	2019

Revenues	$3,853,136	$2,388,843
Cost of revenues	1,436,519	1,059,706
Gross profit	2,416,617	1,329,137
Selling expenses	402,960	92,195
General and administrative expenses	218,285	285,092
Income from operations	1,795,372	951,850
Other income, net	42,343	(3,535)
Interest income	5,452	947
Income before income tax provision (benefit)	1,843,167	949,262
Income tax provision (benefit)	229,004	(12,594)
NET INCOME	1,614,163	961,856
Net income (loss) attributable to noncontrolling interests	-	(8,254)
Net income attributable to the Company	1,614,163	970,110
OTHER COMPREHENSIVE INCOME:
Foreign currency translation adjustment	803,676	235,623
COMPREHENSIVE INCOME	$2,417,839	$1,197,479

The accompanying Notes are an integral part of the Financial Statements.

HENGSHUI JINGZHEN ENVIRONMENTAL TECHNOLOGY COMPANY LIMITED

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

(UNAUDITED)

			Other	Non
	Paid-in	Retained	Comprehensive	controlling
	Capital	Earnings	Income (Loss)	Interests	Total Equity
Balance - September 30, 2020	$13,497,240	$4,687,754	$(283,295)	$-	$17,901,699
Net income		1,614,163			1,614,163
Foreign currency translation adjustment			803,676		803,676
Balance - December 31, 2020	$13,497,240	$6,301,917	$520,381	$-	$20,319,538

			Other	Non
	Paid-in	Retained	Comprehensive	controlling
	Capital	Earnings	Income (Loss)	Interests	Total Equity
Balance - September 30, 2019	$13,497,240	$3,790,189	$(939,417)	$154,010	$16,502,022
Acquisition of non-controlling interests				(52,802)	(52,802)
Net income		970,110		(8,254)	961,856
Foreign currency translation adjustment			234,285	1,338	235,623
Balance - December 31, 2019	$13,497,240	$4,760,299	$(705,132)	$94,292	$17,646,699

The accompanying Notes are an integral part of the Financial Statements.

HENGSHUI JINGZHEN ENVIRONMENTAL TECHNOLOGY COMPANY LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	THREE MONTHS ENDED
	DECEMBER 31,
	2020	2019
Cash Flows From Operating Activities:
Net income	$1,614,163	$961,856
Adjustments to reconcile net income to net cash provided by operating activities:
Loss from acquisition of non-controlling interest in subsidiary	-	3,774
Bad debt	-	102,955
Depreciation and amortization	284,585	271,773
Deferred taxes	(2,512)	(12,594)
Changes in operating assets and liabilities:
Accounts receivable	958,708	(667,558)
Notes receivable	(464,829)	186,307
Advances to supplier	(57,089)	(105,093)
Prepaid VAT	97,457	63,137
Other receivable and current assets	(31,346)	37,774
Accounts payable	276,770	162,235
Deferred revenue	(702,140)	(390,717)
Tax payable	(17,256)	503
Other payable and current liabilities	206,599	(2,228)
Net cash provided by operating activities	2,163,110	612,124

Cash Flows From Investing Activities:
Cash paid for investments	-	(58,310)
Acquisition of fixed assets	(170,698)	(433,497)
Net cash used in investing activities	(170,698)	(491,807)

Cash Flows From Financing Activities:
Advances to related parties	605,089	-
Dividend paid to shareholders	(1,966,539)	-
Net cash used in financing activities	(1,361,450)	-

Effect of exchange rate changes on cash and cash equivalents	163,018	25,233
Net increase in cash and cash equivalents	793,980	145,550
Cash and cash equivalents at beginning of period	3,539,966	1,751,707
Cash and cash equivalents at end of period	$4,333,946	$1,897,257
	-	-
Supplemental disclosures of cash flow information:
Cash paid during the periods for:
Interest	$-	$-
Income taxes	$248,772	$-

The accompanying Notes are an integral part of the Financial Statements.

HENGSHUI JINGZHEN ENVIRONMENTAL TECHNOLOGY COMPANY LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

(UNAUDITED)

NOTE 1. NATURE OF BUSINESS AND ORGANIZATION

Hengshui Jingzhen Environmental Technology Company Limited (the “Company” or “Hengshui Jingzhen”) was formed under the laws of the People’s Republic of China (the “PRC”) on July 31, 2015. Hengshui Jingzhen provides integrated hazardous waste management services, including collecting, transferring, disposing, and recycling of hazardous waste, primarily in Hebei, China

On July 25, 2020, the Company, Shenzhen Biological Technology Company Ltd. (“Shenzhen Biological Technology”), an unrelated party, and Guanghui Wei, a shareholder of the Company, formed Hengshui Bicheng Environmental Technology Company Limited (“Hengshui Bicheng”) under the laws of PRC. In accordance with Hengshui Bicheng’s Articles of Organization, the Company owns 59.1% of the equity interest in Hengshui Bicheng, and Shenzhen Biological Technology and Guanghui Wei own 39.4% and 1.5%, respectively, of the equity interest in Hengshui Bicheng. The Company possesses control over Hengshui Bicheng as a majority shareholder of Hengshui Bicheng, and Shenzhen Biological Technology and Guanghui Wei are the minority shareholders of Hengshui Bicheng. As a result, Hengshui Bicheng became the Company’s subsidiary and Hengshui Bicheng’s financials are consolidated by the Company. Hengshui Bicheng aims at providing sewage treatment related services in the PRC. As of December 31, 2020, Hengshui Bicheng has not commenced any of its service operations.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Consolidation

The accompanying unaudited interim consolidated financial statements and information have been prepared in accordance with accounting principles generally accepted in the United States of America, and the applicable rules and regulations of the Securities and Exchange Commission (SEC) regarding interim financial reporting. Accordingly, they do not include all of the information and disclosures required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of management, these financial statements contain all normal and recurring adjustments considered necessary to present fairly the Company's financial position, results of operations, cash flows, and stockholders’ equity for the periods presented. The results for the three months ended December 31, 2020 are not necessarily indicative of the results to be expected for the full year.

These unaudited interim consolidated financial statements should be read in conjunction with the audited consolidated financial statements and related notes included in our Annual Report on Form 8-K for the years ended September 30, 2020 and 2019 filed with the Securities and Exchange Commission on January 26, 2021.

The unaudited interim consolidated financial statements include the accounts of Hengshui Jingzhen and its subsidiaries. All intercompany balances and transactions have been eliminated.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the amount of revenues and expenses during the reporting periods. Management makes these estimates using the best information available at the time the estimates are made. However, actual results could differ materially from those results.

Cash and cash equivalents

The Company considers all cash on hand and in banks, certificates of deposit with banks and other highly-liquid investments with maturities of three months or less, when purchased, to be cash and cash equivalents. There is no insurance securing these deposits in China. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant risks on its cash in bank accounts.

Accounts receivable, net of allowance

Accounts receivable are recognized and carried at the original invoiced amount less an allowance for any potential uncollectible amounts. An estimate for doubtful debts is made when collection of the full amount is no longer probable. Receivable balances are written off when they are deemed uncollectible.

We maintain allowances for doubtful accounts for estimated losses resulting from the failure of customers to make payments on time. We review the accounts receivable on a periodic basis and make general and specific allowances when there is doubt as to the collectability of individual balances. In evaluating the collectability of individual receivable balances, we consider many factors, including the age of the balance, the customer’s payment history, its current credit-worthiness and current economic trends.

As of December 31, 2020 and September 30 2020, we recorded $1,202,942 and $1,152,564 allowances for doubtful accounts, respectively. We recognized bad debts of $Nil and $102,955 for the three months ended December 31, 2020 and 2019, respectively.

Notes receivable

Notes receivable consists bank acceptance notes provided by customers. These notes were issued or endorsed by the Company’s customers to repay their balance due to the Company. These notes were guaranteed by the banks. Notes receivables are non-interest-bearing and are generally on terms of 3 to 12 months. The Company has the right to submit request for payment to the bank earlier than the scheduled maturity date, but will incur an interest charge and a processing fee when it submits the early payment request.

Advances to suppliers

The Company makes advances to certain vendors for purchase of material or equipment. The advances to suppliers are non-interest-bearing and unsecured.

Property, plant, and equipment

Property, plant, and equipment are recorded at cost less accumulated depreciation and any impairment. The cost of an asset comprises its purchase price and any directly attributable costs of bringing the asset to its present working condition and location for its intended use. In situations where it can be clearly demonstrated that the expenditure has resulted in an increase in the future economic benefits expected to be obtained from the use of the asset, the expenditure is capitalized as an additional cost of the asset. All ordinary repair and maintenance costs are expensed as incurred. Gains or losses on disposals are reflected as gain or loss in the year of disposal.

Construction in progress consists of construction expenditure, equipment procurement, relevant miscellaneous expenditures, and is recorded at costs.

Depreciation for financial reporting purposes is provided using the straight-line method over the estimated useful lives of the assets:

Estimated Useful Life
Buildings	20 years
Machinery and equipment	3 - 10 years
Office equipment	3 - 10 years
Vehicles	4 years

Intangible Asset

The Company’s intangible asset consists of land use rights. All land in the PRC is owned by the government and cannot be sold to any individual or company. However, the government may grant a "land use right" for occupying, developing and using land. The Company records land use rights obtained as intangible assets at cost, which is amortized using the straight-line method over the grant period of 50 years.

Impairment of Long-lived Assets

We evaluate our long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable through the estimated undiscounted cash flows expected to result from the use and eventual disposition of the assets. Whenever any such impairment exists, an impairment loss will be recognized for the amount by which the carrying value exceeds the fair value.

Value added tax (“VAT”)

All China-based enterprises are subject to a VAT imposed by the PRC government on their domestic product sales and services.  The output VAT is charged to customers who purchase goods from the Company and the input VAT is paid when the Company purchases goods from its vendors. Input VAT rates are 13% for the purchasing activities conducted by the Company. Output VAT rates are 6% for the labor services and 13% for the services other than labor services. The input VAT can be offset against the output VAT.  The VAT payable will be presented on the balance sheets when input VAT is less than the output VAT.  Recoverable balance, prepaid VAT, will be presented on the balance sheets when input VAT is larger than the output VAT.

Revenue Recognition

The Company recognizes revenue in accordance with ASC Topic 606, Revenue from Contracts with Customers. To determine the revenue to be recognized, the Company applies the following five-step model:

●	identify arrangements with customers;

●	identify performance obligations;

●	determine transaction price;

●	allocate transaction price to the separate performance obligations in the arrangement, if more than one exists; and

●	recognize revenue as performance obligations are satisfied.

The Company generates revenues mostly from fees charged for hazardous waste management services, including waste incineration, disposal, and utilization. The Company’s most service projects are short-term ones, which are governed by master service agreements that lasts from half year to more than one year. These master service agreements are typically entered with the Company's larger customers, and outline the pricing and legal frameworks for such arrangements. Services fees are determined based upon weight or unit of volume of waste. Depending upon the type of hazardous waste, it is treated by one of the Company’s business lines: waste incineration, waste disposal, and waste utilization. The service fees are generally received or due from the customer when the waste is collected from the customer and transported to the Company’s facilities in accordance with customer’s contract terms. However, revenue from and the corresponding cost for the service are not recognized until the Company’s performance obligation, incineration, or disposal, or utilization, is completed. The period between waste collection and transportation and the final processing and disposal ranges depending on type of waste, but is generally measured in days.

Cash payments received or due from customers before revenue recognized are recorded as deferred revenue. The deferred revenue is recognized as revenue when the Company’s performance obligation is completed.

The following table presents the Company’s revenues disaggregated by revenue source:

	Three Months Ended December 31,
	2020	2019
	Amount	Amount

Waste Incineration	$3,485,886	$2,174,548
Waste disposal	72,211	-
Waste utilization	290,945	166,409
Transportation and others	4,094	47,886
Total revenue	$3,853,136	$2,388,843

Income taxes

The Company accounts for income taxes using an asset and liability approach which allows for the recognition and measurement of deferred tax assets based upon the likelihood of realization of tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future deductibility is uncertain.

Under ASC 740, a tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The evaluation of a tax position is a two-step process. The first step is to determine whether it is more-likely-than-not that a tax position will be sustained upon examination, including the resolution of any related appeals or litigations based on the technical merits of that position. The second step is to measure a tax position that meets the more-likely-than-not threshold to determine the amount of benefit to be recognized in the financial statements. A tax position is measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. Tax positions that previously failed to meet the more-likely-than-not recognition threshold should be recognized in the first subsequent period in which the threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not criteria should be de-recognized in the first subsequent financial reporting period in which the threshold is no longer met. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the year incurred.

Related parties

The Company follows ASC 850, “Related Party Disclosures,” for the identification of related parties and disclosure of related party transactions (see Note 8). Parties are related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Parties are also considered to be related if they are subject to common control or significant influence, such as a family member or relative, shareholder, or a related corporation.

Foreign currency translation

The reporting currency of the Company is the US dollar. The functional currency of the Company is the Chinese Yuan or Renminbi (“RMB”). All asset and liability accounts were translated at the exchange rate on the balance sheet date; stockholders’ equity is translated at the historical rates and items in the income statement and cash flow statements are translated at the average rate in each applicable period. Translation adjustments resulting from this process are included in accumulated other comprehensive income in the statement of stockholders’ equity. The resulting translation gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.

The following exchange rates were used to translate the amounts from RMB into United States dollars (“USD$”) for the respective periods:

	December 31,	December 31,
	2020	2019
Period End Exchange Rate (RMB/USD)	6.5249	6.9762
Average Period Exchange Rate (RMB/USD)	6.6106	7.0314

Fair values of financial instruments

ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 describes three levels of inputs that may be used to measure fair value:

Level 1 – quoted prices in active markets for identical assets or liabilities.

Level 2 – quoted prices for similar assets and liabilities in active markets or inputs that are observable

Level 3 – inputs that are unobservable (for example cash flow modeling inputs based on assumptions)

The Company’s financial instruments primarily consist of cash and cash equivalents, accounts receivable, notes receivables, prepaid VAT, other receivables, advances to suppliers, accounts payable, other payables, tax payable, and related party advances and borrowings. As of the balance sheet dates, the estimated fair values of the financial instruments were not materially different from their carrying values as presented on the balance sheets. This is attributed to the short maturities of the instruments and that interest rates on the borrowings approximate those that would have been available for loans of similar remaining maturity and risk profile at respective balance sheet dates.

Business combinations and noncontrolling interests

The Company includes the results of operations of the businesses that it acquires as of the respective dates of acquisition. The Company allocates the fair value of the purchase price of our acquisitions to the assets acquired and liabilities assumed based on their estimated fair values. The excess of the fair value of the purchase price over the fair values of these identifiable assets and liabilities is recorded as goodwill.

For the Company’s non-wholly owned subsidiaries, a noncontrolling interest is recognized to reflect the portion of equity that is not attributable, directly or indirectly, to the Company. Consolidated net income in the consolidated income statements includes net income (loss) attributable to noncontrolling interests.

Recent accounting pronouncements

Management has considered all recent accounting pronouncements issued and their potential effect on the consolidated financial statements. The Company’s management does not believe that these recent pronouncements will have a material impact on the Company’s present or future financial statements.

NOTE 3. PROPERTY, PLANT, AND EQUIPMENT, NET

Property, plant, and equipment, net, consisted of the following:

	December 31,	September 30,
	2020	2020
Building	$5,347,713	$5,123,756
Machinery and equipment	8,565,158	8,175,920
Office equipment	36,336	27,828
Automobiles	43,821	41,986
Construction in progress	210,781	73,781
Total fixed assets	14,203,809	13,443,271
Less: accumulated depreciation	(3,125,493)	(2,742,800)
Total fixed assets, net	$11,078,316	$10,700,471

Depreciation expenses recorded for the three months ended December 31, 2020 and 2019 were $259,399 and $248,094, respectively.

NOTE 4. INTANGIBLE ASSET, NET

The Company’s intangible asset, net, consisted of land use rights as follows:

	December 31,	September 30,
	2020	2020
Land use rights	$4,340,880	$4,159,089
Less: accumulated amortization	(306,200)	(268,929)
Total intangible asset, net	$4,034,680	$3,890,160

Amortization expenses recorded for the three months ended December 31, 2020 and 2019 were $25,186 and $23,679, respectively.

NOTE 5. SHAREHOLDERS’ EQUITY

Dividend Payment

The Company was formed under the laws of PRC and had two shareholders, Xiangyang Chang and Jianwei Zhang, as of December 25, 2020. On December 26, 2020, Xiangyan Chang and Jianwei Zhang, jointly, transferred their 75% equity interest in the Company to Shuhua Liu and their 25% equity interest in the Company to Beijing Chuang Jia Lian Consulting Co., Ltd, respectively.

On October 10, 2020, the Company paid dividends to Xiangyang Chang and Jianwei Zhang in amounts of RMB7.8 million (approximately $1,179,923) and RMB2.6 million (approximately $393,308), respectively, net of tax withholding of RMB2.6 million (approximately $393,308). The Company’s Board of Directors approved the dividend declaration of RMB 13 million (approximately $1,966,539) and authorized the dividend payments in September 2020.

NOTE 5. ACQUISITION AND DISPOSAL OF SUBSIDIRES

Acquisition and disposal of Hengshui Zhuoyuan Freight Co., Ltd. (“Hengshui Zhuoyuan”)

Hengshui Zhuoyuan is a freight and shipping company which was incorporated in P.R.China. On April 1, 2019, the Company acquired 55% equity interest in Hengshui Zhuoyuan for the purchase price of $123,004 (RMB870,000) in cash. Total purchase price was allocated to assets acquired of $177,635, liabilities assumed of $173,944, non-controlling interest of $100,640 and goodwill of $219,953 on the date of acquisition. In December 2019, the Company paid additional $1,422 (RMB10,000) of purchase price which was recorded as additional amount to goodwill.

On July 30, 2020, the Company sold its 55% ownership of Hengshui Zhuoyuan to an unrelated individual and received cash of $125,684 (RMB880,000) and recorded a loss of $8,136 from disposal of subsidiary. During the period from the date of the acquisition (April 1, 2019) to the date of disposal (July 30, 2020), Hengshui Zhuoyuan has limited operation and recorded net income of $14,816 which was included in the other income, net of other expenses account in the consolidated statements of comprehensive income. This disposal did not represent a strategic shift that has (or will have) a major effect on the Company’s operations and, therefore, it did not present as a discontinued operation in the consolidated financial statements in accordance with ASC 205-20-45.

Disposal of Hengshui Jingzhi Environmental Protection Technology Co., Ltd. (“Hengshui Jingzhi”)

On December 19, 2018, the Company and Hengshui Xingsheng Environment Protection Co., Ltd. (“Hengshui Xingsheng”) formed Hengshui Jingzhi under the law of P.R.China. The Company and Hengshui Xingsheng own 60% and 40% of the equity interests in Hengshui Jingzhi, respectively. In October 2019, the Company acquired the 40% of the equity interest in Hengshui Jingzhi from Hengshui Xingsheng for the total purchase price of $56,888 (RMB400,000) and recorded a loss of $3,774 from the acquisition of non-controlling interests. Hengshui Jingzhi aims at providing sewage treatment services to its industrial customers in China.

On July 30, 2020, the Company decided to dispose its equity interest in Hengshui Jingzhi and sold all its equity shares to two of the Company’s shareholders, Xiangyang Chang and Jianwei Zhang, for consideration of approximately $142,800 (RMB one million) in cash. Up to the date of disposal, Hengshui Jingzhi did not generated any revenue and had incurred small amount of organizational expenses which was included in the general and administrative expenses account in the consolidated statements of comprehensive income. As a result of the sale, the Company recorded a gain of $5,302 in other income for the year ended September 30, 2020. This disposal did not represent a strategic shift that has (or will have) a major effect on the Company’s operations and, therefore, it did not present as a discontinued operation in the consolidated financial statements in accordance with ASC 205-20-45.

NOTE 7. INCOME TAX

The Company is subject to the PRC Enterprise Income Tax (“EIT”) at a rate of 25% on its net income. However, the PRC EIT Law stipulates that companies that are designated as Resources Comprehensive Utilization Enterprises are eligible for special EIT treatment. According to such tax rules, Hengshui Jingzhen is entitled to a three-year EIT exemption beginning on the date it first generated operation revenue, and an additional 50% discount on the normal EIT rate for the next three years following the expiration of the exemption. The Company has been certified as a Resources Comprehensive Utilization Enterprise and started to take the EIC exemption since the beginning of the calendar year of 2017. Under this special EIT treatment, from January 1, 2017 to December 31, 2019, the Company has benefited from the EIT exemption; and from January 1, 2020 to December 31, 2022, the Company has been subject to the EIT at a discounted rate of 12.5% on its net income before tax.

Accordingly, the Company recorded $229,004 tax provision and $12,594 tax benefit for the three months ended December 31, 2020 and 2019, respectively.

Provision for income tax consisted of the following:

	Three Months ended December 31,
	2020	2019
Current	$231,516	$-
Deferred	(2,512)	(12,594)
Total	$229,004	$(12,594)

A reconciliation of the income tax expense (benefit) between the statutory tax rate at 25% and the effective tax rate is as follows:

	Three Months ended December 31,
	2020	2019
PRC EIT statutory rate (25%)	$460,792	$237,316
Favorable tax rate	(230,396)	(254,760)
Permanent difference	(1,392)	4,850
Income tax provision (benefit)	$229,004	$(12,594)

The tax effects of temporary differences that give rise to the Company's net deferred tax asset as of December 31, 2020 and September 30, 2020 are as follows:

	December 31,	September 30,
	2020	2020
Allowance for doubtful accounts	$150,368	$144,070
Depreciation and amortization	(3,678)	5,169
Others	85,783	71,060
Net deferred tax assets (liabilities)	$232,473	$220,299

NOTE 8. RELATED PARTY BALANCES AND TRANSACTIONS

Related party balances

(i) Amounts due from related parties:

The amounts due from related parties were $1,201,402 and $1,738,452 as of December 31, 2020 and September 30, 2020 respectively. They were non-trade related balances that pertain to other receivables in respect to the expense payments and a dispute settlement payment made by the Company on behalf of the related parties. The amounts due from related parties are non-interest bearing and due on demand. The details of non-trade related balances with such parties are as follows:

	December 31,	September 30,
Name of related party	2020	2020
Jianwei Zhang (the Company’s shareholder as of December 25, 2020)	$-	$587,363
Hebei Jingxin Chemical Group Co., Ltd. (a previous shareholder of the Company)	1,201,402	1,151,089
Total amounts due from related parties	$1,201,402	$1,738,452

On October 13, 2020, the full balance of $587,363 that pertain to other receivables in respect to a dispute settlement payment made by the Company on behalf of the Company’s shareholder was repaid by Jianwei Zhang.

NOTE 9. RISKS AND UNCERTAINTIES

COVID-19 Pandemic

A novel strain of coronavirus, or COVID-19, was first identified in China in December 2019, and subsequently declared a pandemic on March 11, 2020 by the World Health Organization. As a result of the COVID-19 pandemic, all travels had been severely curtailed to protect the health of our employees and comply with local government guidelines, and we temporarily closed our office from February to early March 2020. To date, COVID-19 has surfaced in nearly all regions around the world and resulted in travel restrictions and business slowdowns in affected areas. The COVID-19 pandemic has had an adverse effect on our clients’ business, and, as a result, could adversely affect our business. Although China has already begun to recover from the outbreak of COVID-19 and our business has gone back to normal, the epidemic continues to spread on a global scale and there is a risk of the epidemic returning to China in the future, thereby causing further business interruption. The full impact of the pandemic on our business, operations and financial results depends on various factors that continue to evolve, which we may not be able to accurately predict for now.

Regulatory Risks and Uncertainties

We conduct all our business operations in China and our business operations and financial condition could be significantly affected by Chinese environmental regulations and enforcement policies. As Chinese environmental regulations continue to develop and evolve rapidly, we cannot predict the extent to which our operations may be affected by future enforcement policies as applied to existing laws, by changes to current environmental laws and regulations, or by the enactment of new environmental laws and regulations. There are numerous Chinese provincial and local laws and regulations relating to the protection of the environment and the ultimate impact of complying with such laws and regulations is not always clearly known or determinable because regulations under some of these laws have not yet been promulgated or are undergoing revision. Our business and operating results could be materially and adversely affected if we were required to increase expenditures to comply with any new environmental regulations affecting our operations. We may, in the future, receive citations or notices from governmental authorities that our operations are not in compliance with our permits or certain applicable regulations, including various transportation, environmental or land use laws and regulations. Should we receive such citations or notices, we would generally seek to work with the authorities to resolve the issues raised by such citations or notices. There can be no assurance, however, that we will always be successful in this regard, and the failure to resolve a significant issue could result in adverse consequences to us. As a result, we could incur material liabilities resulting from the costs of complying with environmental laws, environmental permits or any claims concerning noncompliance, or liability from contamination.

We cannot predict what environmental legislation or regulations will be enacted in the future, how existing or future laws or regulations will be administered or interpreted or what environmental conditions may be found to exist at our facilities or at third-party sites for which we are liable. Enactment of stricter laws or regulations, stricter interpretations of existing laws and regulations or the requirement to undertake the investigation or remediation of currently unknown environmental contamination at our own or third-party sites may require us to make additional material expenditures, which would adversely affect our profitability.

In addition, the demand for our services is substantially dependent upon the public’s concern with, and the continuation and proliferation of, the laws and regulations governing the waste disposal industry. A decrease in the level of public concern, the repeal or modification of these laws, or any signification relaxation of regulations relating to waste disposal and management would significantly reduce the demand for our services and could have a material adverse effect on our operations and financial condition.

NOTE 10. MAJOR CUSTOMERS

For the three months ended December 31, 2020, the Company’s revenue from two of its customers accounted for 23.7% and 10.0% of its total revenue. During the three months ended December 31, 2019, the Company’s revenue from two of its customers accounted for 13.4% and 12.3% of the Company’s total revenue, respectively.

NOTE 11. SUBSEQUENT EVENTS

Reverse Acquisition

On January 20, 2021, the Company entered into a series of contractual arrangements, including Equity Pledge Agreement, Exclusive Technology Development, Consulting and Services Agreement, Exclusive Option Agreement, and Irrevocable Power of Attorney (collectively, the “VIE Agreements”) with Beijing Asian League Wins Technology Co., Ltd (“Beijing ALW”), a wholly foreign-owned enterprise (“WFOE”) in the PRC and a wholly owned subsidiary of Green Energy (HK) Limited, a Hong Kong company that is a wholly-owned subsidiary of Smith Barney Enterprises Limited, a British Virgin Islands company that is a wholly-owned subsidiary of Summit Networks Inc. Summit Networks Inc., incorporated under the laws of the State of Nevada on July 8, 2014 and under the common control of the Company’s majority shareholder, Shuhua Liu, is a public shell company whose securities are traded over-the-counter. The transactions will be accounted for as a reverse merger (“Reverse Merger”). Upon the completion of these transactions, Summit Networks Inc., together with its subsidiaries, gained control over Hengshui Jingzhen, and the Company’s business became the business of Summit Networks Inc. and its subsidiaries. Accordingly, Hengshui Jingzhen’s financials will be consolidated with the financial statements of Summit Networks Inc. and its subsidiaries.

The Company has evaluated subsequent events that have occurred after the date of the balance sheet through February 16, 2021, the date of issuance of these consolidated financial statements and determined that no other subsequent event requires recognition or disclosure to the consolidated financial statements.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

This Management’s Discussion and Analysis (“MD&A”) contains “forward-looking statements”, which represent our projections, estimates, expectations or beliefs concerning, among other things, financial items that are related to management’s future plans or objectives or to our future economic and financial performance. In some cases, you can identify these statements by terminologies such as “may”, “should”, “plan”, “believe”, “will”, “anticipate”, “estimate”, “expect” “project”, or “intend”, including their opposites or similar phrases or expressions. You should be aware of that these statements are projections or estimates as to future events, and are subject to a number of factors that may tend to influence the accuracy of the statements. These forward-looking statements should not be regarded as a representation by the Company or any other persons that the events or plans of the Company will be achieved. You should not unduly rely on these forward-looking statements, which speak only as of the date of this MD&A. Except as may be required under applicable securities laws, we undertake no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this MD&A or to reflect the occurrence of unanticipated events. You should, however, review the factors and risks we describe under “Risk Factors” in this report. Actual results may differ materially from any forward looking statement.

Overview

Hengshui Jingzhen (the “Target Company” or the “Target”) was formed under the laws of the People’s Republic of China (the “PRC”) on July 31, 2015. Hengshui Jingzhen is a provider of integrated services on hazardous waste collection, transfer, recycling and disposal, operating primarily in Hebei Province and its surrounding area in China. The Target Company aims at providing technology solutions for environmental protection, especially on recycling and exploitation of industrial wastes. Hengshui Jingzhen possesses advanced technology on efficiently disposing and utilizing hazardous waste.

As a result of the consummation of the Reverse Merger on January 20, 2021, the Target became an entity controlled by the Company through a series VIE agreements, and the business of the Target became the business of the Company. We are now, through the Target, engaged in providing an integrated service on hazardous waste management to our industrial, commercial, and municipal customers.

Results of Operations for the Three Ended December 31, 2020 as compared to the Three Ended December 31, 2019:

The following table summarizes the Target Company’s results of operations for the three months ended December 31, 2020 and 2019:

	Three Months Ended
	December 31,		$	%
	2020	2019	Change	Change
Revenue	$3,853,136	$2,388,843	$1,464,293	61.3%
Cost of Revenue	1,436,519	1,059,706	376,813	35.6%
Gross Profit	2,416,617	1,329,137	1,087,480	81.8%
Selling Expense	402,960	92,195	310,765	337.1%
General and Administrative Expenses	218,285	285,092	(66,807)	(23.4)%
Operating Income	1,795,372	951,850	843,522	88.6%
Other Income	42,343	(3,535)	45,878	(1,297.8)%
Interest Income	5,452	947	4,505	475.7%
Income Tax Provision (Benefit)	229,004	(12,594)	241,598	(1,918.4)%
Net Income	1,614,163	961,856	652,307	67.8%
Comprehensive Income	$2,417,839	$1,197,479	$1,220,360	101.9%

Revenue

Hengshui Jingzhen generated revenue primarily from its waste incineration, disposal, utilization, and transportation services.

The following table reflects the Target’s revenue by service lines for the three months ended December 31, 2020 and 2019:

	Three Months Ended
	December 31,
	2020		2019
		% of		% of
	Amount	Cost	Amount	Cost
Waste Incineration	$3,485,886	90.5%	$2,174,548	91.0%
Waste disposal	72,211	1.8%	-	-%
Waste utilization	290,945	7.6%	166,409	7.0%
Transportation and others	4,094	0.1%	47,886	2.0%
Total revenue	$3,853,136	100%	$2,388,843	100%

The total revenue increased by $1,464,293, or 61.3%, from $2,388,843 for the three months ended December 31, 2019 to $3,853,136 for the three months ended December 31, 2020.  The revenue in RMB, in fact, increased by 51.6%, therefore, 9.7% of the increase was caused by more USD converted from RMB, due to RMB appreciation occurred in the three months ended December 31, 2020, compared with the same period in 2019. The overall increase in the total revenue, on a company-wide basis, was primarily attributed to $1,311,338 increase in revenue from waste incineration, $124,536 increase in revenue from waste utilization, and $72,211 increase in revenue from waste disposal, partially offset by $43,792 decrease in revenue from transportation and others. The Target has developed new customers, started its waste disposal service line, and expanded its waste utilization service line during the three months ended December 31, 2020.

The revenues generated from waste incineration service represented 90.5% and 91.0% of the total revenues for the three months ended December 31, 2020 and 2019, respectively. The revenue from the waste incineration service increased by $1,311,338, or 60.3%, from $2,174,548 for the three months ended December 31, 2019 to $3,485,886 for the three months ended December 31, 2020. The revenue in RMB for the three months ended December 31, 2020 was, in fact, increased by 50.7% as compared to the three months ended December 31, 2019, therefore, the 9.6% of the increase was caused by more USD converted from RMB, due to RMB appreciation occurred in the three months ended December 31, 2020, compared with the same period in 2019.

The revenues generated from the waste disposal service represented 1.8% and Nil% of the total revenues for the three months ended December 31, 2020 and 2019, respectively. The revenue from waste disposal service increased by $72,211 for the three months ended December 31, 2020 from Nil for the three months ended December 31, 2019. The Target has adopted an advanced technology in efficiently disposing hazardous waste and had waste disposal service during the three months ended December 31, 2020 while no such service in same period of 2019.

The revenues generated from the waste utilization service represented 7.6% and 7.0% of the total revenues for the three months ended December 31, 2020 and 2019, respectively. The revenue from the waste utilization service increased by $124,536, or 74.8%, from $166,409 for the three months ended December 31, 2019 to $290,945 for the three months ended December 31, 2020. The revenue increase in the three months ended December 31, 2020 was primarily attributable to expansion of its waste utilization service line.

The revenue generated from the transportation and others represented 0.1% and 2.0% of the total revenues for the three months ended December 31, 2020 and 2019, respectively. In April 2019, the Target acquired Hengshui Zhuoyuan Freight Co., Ltd. (“Hengshui Zhuoyuan”), a company providing waste transferring service. Revenue from transportation was derived from the waste transferring services provided by Hengshui Zhuoyuan. The revenue from Hengshui Zhuoyuan were $Nil and $37,244 for the three months ended December 31, 2020 and 2019, respectively. The revenue from others were $4,094 and $10,642 for the three months ended December 31, 2020 and 2019, respectively. On July 30, 2020, the Target decided to focus on its core service lines and disposed its controlling interest in Hengshui Zhuoyuan. As a result, the revenue generated from the transportation service was $Nil during the three months ended December 31, 2020.

Cost of Revenue

The following table sets forth information regarding the Target Company’s cost of revenues by service lines for the three months ended December 31, 2020 and 2019:

	Cost of Revenues
	For the Three Months Ended December 31,
	2020		2019
		% of		% of
	Amount	Cost	Amount	Cost
Waste Incineration	$1,349,816	94.0%	$961,017	90.7%
Waste disposal	11,669	0.8%	-	-%
Waste utilization	72,892	5.1%	25,008	2.4%
Transportation and others	2,142	0.1%	73,681	6.9%
Total cost of revenue	1,436,519	100.0%	1,059,706	100%

The cost of revenue increased by $376,813, or 35.6%, from $1,059,706 for the three months ended December 31, 2019 to $1,436,519 for the three months ended December 31, 2020.  The cost of revenues, as a percentage of revenues, decreased to 37.3% for the three months ended December 31, 2020 from 44.4% for the three months ended December 31, 2019.  The decrease of the cost in the percentage of revenue was primarily due to the lower raw material cost and adoption of more efficient processes.

Gross Margin

The following table sets forth information regarding the Target Company’s gross margin by service lines for the three months ended December 31, 2020 and 2019:

	Gross Margin
	For the Three Months Ended December 31,
	2020		2019
	Amount	%	Amount	%
Waste Incineration	$2,136,070	61.3%	$1,213,531	55.8%
Waste disposal	60,542	83.8%	-	-%
Waste utilization	218,053	74.9%	141,401	85.0%
Transportation and others	1,952	47.7%	(25,795)	(53.9)%
Gross Margin	2,416,617	62.7%	1,329,137	55.6%

The gross margin increased by $1,087,480, or 81.8%, from $1,329,137 for the three months ended December 31, 2019 to $2,416,617 for the three months ended December 31, 2020. The higher gross margin was attributable to larger margin from the waste incineration, disposal and utilization service lines, primarily the incineration, in the three months ended December 31, 2020, compared to the three months ended December 31, 2019.  Ultimately, the margin increase was primarily due to higher revenue, lower raw material cost, and adoption of more cost-efficient processes.

Operating Expenses

Hengshui Jingzhen’s selling expenses consist primarily of sales commissions, freight charges and related compensation, advertising, and promotion expenses. The selling expenses were $402,960 for the three months ended December 31, 2020, representing 10.5% of the total revenue for the quarter, which increased from 3.9% of the total revenue for the same period in 2019. The selling expenses for the three months ended December 31, 2020 increased by $310,765 or 337.1%, as compared to the same period in 2019. The increase in selling expenses was primarily due to the increase in shipping cost and sales commission, as a result of increased revenue.

General and administrative expenses primarily consist of salaries and benefits, professional fees, depreciation and amortization expenses, office expenses, bad debt reserve, and other miscellaneous expenses. General and administrative expenses for the three months ended December 31, 2020 were $218,285, representing 5.7% of the total revenue for the three months ended December 31, 2020, which decreased from 11.9% of the total revenue for the same period in 2019. Compared to the three months ended December 31, 2019, general and administrative expenses for the three months ended December 31, 2020 decreased by $66,807 or 23.4%. The decrease in general and administrative expenses was primarily attributed to $109,509 decrease in bad debt reserve and $10,555 decrease in consulting fees and other miscellaneous expenses, partially offset by $21,228 increase in depreciation expenses, $18,997 miscellaneous tax expenses and $13,032 net increase in other miscellaneous expenses for the three months ended December 31, 2020.

Other Income (Loss)

Other income or loss was the net of non-operating incomes and expenses. Other income for the three months ended December 31, 2020 was $42,343 and other loss for the three months ended December 31, 2019 was $3,535. Compared to the same period in 2019, the other income increased by $45,878 in the three months ended December 31, 2020. The increase in the other income was primarily contributed to $12,605 investment income and $33,273 other income, net of other expenses.

Interest Income (Expense)

Interest income earned on our short-term deposits of excess operating cash, net of interest expense, were $5,452 and $947 for the three months ended December 31, 2020 and 2019, respectively.

Income Taxes

For the three months ended December 31, 2020 and 2019, the Target recorded income tax provision of $229,004 and income tax benefit of $12,594, respectively. Under the current Chinese EIT Law, companies designated as Resources Comprehensive Utilization Enterprises are entitled to a three-year EIT exemption beginning on the date when they first generated operation revenue, and the reduced national EIT rate of 12.5% for the next three years following the expiration of the exemption. The Target has been certified as a Resources Comprehensive Utilization Enterprise and has taken the income tax exemption since the calendar year of 2017. Prior to January 1, 2020, the Target was exempted from EIT tax. From January 1, 2020 to December 31, 2022, the Target is subjected to the 12.5% EIT tax rate. The Target recorded $229,004 tax provision, net of $231,516 current tax expense and $2,512 deferred tax expense, for the three months ended December 31, 2020.

Net Income

As a result of the above factors, the Target had net income of $1,614,163 for the three months ended December 31, 2020, as compared to net income of $961,856 for the comparable period ended December 31, 2019, representing an increase of net income of approximately $652,307 or 67.8%.

Comprehensive Income

The Target had $803,676 in foreign currency translation gain during the three months ended December 31, 2020, as compared to $235,623 in foreign currency translation gain during the three months ended December 31, 2019, reflecting a change of $568,053. Such increase in foreign currency translation gain was primarily caused by the currency exchange rate fluctuation.

Liquidity and Capital Resources

The following summarizes the key components of the Target Company’s cash flows for the three months ended December 31, 2020 and 2019:

	For the Three Months Ended December 31,
	2020	2019	Change in $	Change in %
Net cash provided by operating activities	$2,163,110	$612,124	$1,550,986	253.4%
Net cash used in investing activities	$(170,698)	$(491,807)	$321,109	(65.3)%
Net cash used in financing activities	$(1,361,450)	$-	$(1,361,450)	* %
Effect of exchange rate change on cash and cash equivalents	$163,018	$25,233	$137,785	546.1%
Net increase in cash and cash equivalents	$793,980	$145,550	$648,430	445.5%

Cash Flows Provided by Operating Activities

Net cash provided by operating activities was $2,163,110 for the three months ended December 31, 2020, compared to that of $612,124 for the three months ended December 31, 2019. The increase of $1,550,986 or 253.4% of net cash provided by operating activities was primarily due to the significant increase in net income, the decrease in accounts receivable and increase in other payable and accounts payable, partially offset by the increase in notes receivable and the decrease in deferred revenue.

Cash Flows Used in Investing Activities

Net cash used in investing activities amounted to $170,698 for the three months ended December 31, 2020, compared to that of $491,807 for the three months ended December 31, 2019, representing a decrease of $321,109 or 65.3%. The decrease in net cash used in investing activities was mainly attributable to the lower spending on acquisition of fixed assets and constructions during the three months ended December 31, 2020, compared with the same period in 2019.

Cash Flows Used in Financing Activities

Net cash used in financing activities amounted to $1,361,450 for the three months ended December 31, 2020, compared to that of $Nil for the three months ended December 31, 2019, representing an increase of $1,361,450. The increase in net cash used in financing activities was mainly attributable to $1,966,539 cash dividend payments to the Target’s two shareholders, partially offset by the increase in advances to related parties.

Net increase in cash and cash equivalents was $793,980 for the three months ended December 31, 2020, compared to net increase in cash and cash equivalents of $145,550 for the three months ended December 31, 2019.

ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.

Not applicable.

ITEM 4. CONTROLS AND PROCEDURES.

Evaluation of Disclosure Controls and Procedures

As required by Rule 13a-15 under the Exchange Act, our management has carried out an evaluation, with the participation and under the supervision of our chief executive officer and chief financial officer, of the effectiveness of the design and operation of our disclosure controls and procedures as of December 31, 2020. Disclosure controls and procedures refer to controls and other procedures designed to ensure that information required to be disclosed in the reports we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that such information is accumulated and communicated to our management, including our chief executive officer and chief financial officer, as appropriate, to allow timely decisions regarding required disclosure. In designing and evaluating our disclosure controls and procedures, management recognizes that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving the desired control objectives, and management is required to apply its judgment in evaluating and implementing possible controls and procedures.

Management conducted its evaluation of disclosure controls and procedures under the supervision of our chief executive officer and our chief financial officer. Based upon, and as of the date of this evaluation, our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures were ineffective as of December 31, 2020 due to the following material weakness that our management identified in our internal control over financial reporting as of December 31, 2020:

1)	We do not have an Audit Committee — While not being legally obligated to have an audit committee, it is the management’s view that such a committee, including a financial expert member, is an utmost important entity level control over the Company’s financial statement. Currently the Board of Directors acts in the capacity of the Audit Committee, and does not include a member that is considered to be independent of management to provide the necessary oversight over management’s activities.

We plan to take steps to remediate this material weakness as soon as practicable by implementing a plan to improve our internal control over financial reporting including, but not limited to, hiring additional staff and/or outside consultants experienced in U.S. GAAP financial reporting as well as in SEC reporting requirements.  Our management team will continue to monitor and evaluate the effectiveness of our internal controls and procedures and our internal controls over financial reporting on an ongoing basis and is committed to taking further action and implementing additional enhancements or improvements.

Our management does not believe that this material weakness had a material effect on our financial condition or results of operations or caused our financial statements as of and for the period ended December 31, 2020 to contain a material misstatement.

Changes in internal control over financial reporting

Except for the matter described above, there were no changes in our internal controls over financial reporting during the three months ended December 31, 2020 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

PART II

OTHER INFORMATION

ITEM 1. LEGAL PROCEEDINGS.

Please see the “Legal Proceedings” in the current report on Form 8-K filed on January 26, 2021.

ITEM 1A. RISK FACTORS.

Not Applicable.

ITEM 2. UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS.

None.

ITEM 3. DEFAULTS UPON SENIOR SECURITIES.

None.

ITEM 4. MINE SAFETY DISCLOSURES.

Not applicable.

ITEM 5. OTHER INFORMATION.

None.

ITEM 6. EXHIBITS.

Not Applicable